EXHIBIT 21

Subsidiaries of the Company

As of December 31, 2006

Name	State of Incorporation or Organization
Nationwide Health Properties Finance Corporation	Delaware
MLD Financial Capital Corporation	Delaware
MLD Delaware Trust	Delaware
MLD Properties, Inc.	Delaware
MLD Properties, LLC	Delaware
NH Texas Properties Limited Partnership	Texas
MLD Properties Limited Partnership	Delaware
HN Texas Properties	Texas
JER/NHP Senior Housing, LLC	Delaware
JER/NHP Senior Living Acquisition, LLC	Delaware
NHP/Broe, LLC	Delaware
NHP Brownstown, LLC	Delaware
NHP Carillon, LLC	Delaware
NHP Senior Housing, Inc.	California
NHP Properties Business Trust	Massachusetts